November 26, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:  Northeast Utilities et al.
     File No. 70-9775

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities
Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). In connection with the transactions contemplated by the Application/Declaration, as amended, in the above referenced file (the "Application"), I have acted as counsel to NU, The Connecticut Light and Power Company ("CL&P"), Western
Massachusetts Electric Company ("WMECO"), Holyoke Water
Power Company ("HWP"), Public Service Company of New Hampshire ("PSNH") and North Atlantic Energy Corporation ("NAEC") and the other applicants described therein (collectively, the "Applicants"). This opinion is given to you with respect to the transactions described in the Application/Declaration (the "Application") pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Applicants, certificates of public officials and of officers of the Applicants, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.
In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts, the State of Connecticut, the State of New Hampshire and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts or the States of Connecticut or New Hampshire, and do not hold myself out as an expert in the laws of such Commonwealth or States, although I have made a study of relevant laws of such Commonwealth and such States. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts or the States of Connecticut and New Hampshire, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth and such States.

I have assumed that the transactions were carried out in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based on and subject to the foregoing, I am of the opinion that:

1. All state laws applicable to each of the transactions for which the Commission's approval was sought in the Application have been complied with.

2. NU and WMECO are each validly organized and duly existing under the laws of the Commonwealth of Massachusetts; CL&P and Yankee are validly organized and duly existing under the laws of the State of Connecticut and PSNH is validly organized and duly existing under the laws of New Hampshire.

3. Any notes issued to the banks pursuant to the Credit Agreements by NU and by CL&P, WMECO, PSNH and Yankee, were all issued in accordance with the authorization sought in the Application, and are the valid and binding obligations of such Applicants in accordance with their respective terms.

4. The consummation of the transactions for which the Commission's approval is sought in the Application will not violate the legal rights of the holders of any securities issued by any of the Applicants or any associate company of such Applicants.

I hereby consent to the use of this opinion in connection with the filing of the Application.

Very truly yours,


Jeffrey C. Miller
Assistant General Counsel
Northeast Utilities Service Company